                                                                    EXHIBIT 13.3


                             FEDERAL RESERVE SYSTEM
                              WASHINGTON, DC 20551

                                    FORM 10-Q

                   QUARTERLY REPORT PURSUANT TO SECTION 13 OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                       FOR THE QUARTER ENDED JUNE 30, 2001

                           FDIC CERTIFICATE NO. 34321


                        SOUTHERN COMMUNITY BANK AND TRUST
                (EXACT NAME OF BANK AS SPECIFIED IN ITS CHARTER)


                                 NORTH CAROLINA
                            (STATE OF INCORPORATION)

                                   56-1952620
                      (IRS EMPLOYER IDENTIFICATION NUMBER)


                             4701 COUNTRY CLUB ROAD
                       WINSTON-SALEM, NORTH CAROLINA 27104
                          (ADDRESS OF PRINCIPAL OFFICE)

                                 (336) 768-8500
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                         SECURITIES REGISTERED PURSUANT
                          TO SECTION 12(g) OF THE ACT:

                          COMMON STOCK, $2.50 PAR VALUE


INDICATE BY CHECK MARK WHETHER THE BANK (1) HAS FILED ALL REPORTS REQUIRED TO BE FILED BY SECTION 13 OF THE SECURITIES EXCHANGE ACT OF 1934 DURING THE PRECEDING 12 MONTHS (OR FOR SUCH SHORTER PERIOD THAT THE BANK WAS REQUIRED TO FILE SUCH REPORTS), AND (2) HAS BEEN SUBJECT TO SUCH FILING REQUIREMENTS FOR THE PAST 90 DAYS.

                           YES    X          NO
                               -------          -------

THE NUMBER OF SHARES OF THE REGISTRANT'S COMMON STOCK OUTSTANDING AS OF JUNE 30, 2001 WAS 7,940,297.

                                 BALANCE SHEETS
                        SOUTHERN COMMUNITY BANK AND TRUST
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                      June 30      December 31      June 30
                                                                        2001           2000           2000
                                                                     ---------     -----------     ---------
ASSETS
   Cash and due from banks                                           $  14,259      $  11,197      $   7,221
   Federal funds sold                                                    2,994         21,045          8,292
   Investment securities (Note 2)                                       82,209         58,384         38,947
   Other investments, at cost                                            2,176            865            787

   Loans (Note 3)                                                      317,048        282,161        245,060
      Allowance for loan losses                                         (4,761)        (4,283)        (3,746)
                                                                     ---------      ---------      ---------

                                                NET LOANS              312,287        277,878        241,314

   Bank premises and equipment                                          10,761          9,704          7,156
   Other assets                                                          7,931          4,954          4,547
                                                                     ---------      ---------      ---------

                                             TOTAL ASSETS            $ 432,617      $ 384,027      $ 308,264
                                                                     =========      =========      =========


LIABILITIES AND STOCKHOLDERS' EQUITY
   Deposits
      Non-interest bearing                                           $  27,448      $  26,645      $  22,570
      Interest bearing (Note 4)                                        342,156        312,108        245,359
                                                                     ---------      ---------      ---------

                                           TOTAL DEPOSITS              369,604        338,753        267,929

   Borrowings                                                           20,000          6,000          6,000
   Accrued expenses and other liabilities                                1,840          2,324          1,416
                                                                     ---------      ---------      ---------

                                        TOTAL LIABILITIES              391,444        347,077        275,345

   Stockholders' Equity
      Common stock                                                      19,851         18,990         16,678
      Additional paid-in capital                                        17,718         15,766         14,283
      Retained earnings                                                  3,078          1,883          2,246
      Accumulated other comprehensive income
         Unrealized gain (loss) on available for sale securities           526            311           (288)
                                                                     ---------      ---------      ---------

                               TOTAL STOCKHOLDERS' EQUITY               41,173         36,950         32,919
                                                                     ---------      ---------      ---------

                                    TOTAL LIABILITIES AND
                                     STOCKHOLDERS' EQUITY            $ 432,617      $ 384,027      $ 308,264
                                                                     =========      =========      =========



                                     BOOK VALUE PER SHARE            $    5.19      $    4.86      $    4.49
                                                                     =========      =========      =========

                              STATEMENTS OF INCOME
                        SOUTHERN COMMUNITY BANK AND TRUST
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                            Three Months Ended       Six Months Ended
                                                                 June 30                 June 30
                                                             2001        2000        2001        2000
                                                          ---------   ---------   ---------   ---------
INTEREST INCOME
   Loans                                                  $   6,632   $   5,555   $  13,508   $  10,186
   Investments                                                  990         592       1,915       1,148
   Interest earning balances due from banks                       0           0           0           0
   Federal funds sold                                           198         163         464         182
                                                          ---------   ---------   ---------   ---------
                 TOTAL INTEREST INCOME                        7,820       6,310      15,887      11,516

INTEREST EXPENSE
   Deposits                                                   4,639       3,281       9,375       5,920
   Other                                                        112          97         220         138
                                                          ---------   ---------   ---------   ---------
                 TOTAL INTEREST EXPENSE                       4,751       3,378       9,595       6,058
                                                          ---------   ---------   ---------   ---------
                            NET INTEREST INCOME               3,069       2,932       6,292       5,458

PROVISION FOR LOAN LOSSES                                       440         540         875         760
                                                          ---------   ---------   ---------   ---------

                            NET INTEREST INCOME AFTER
                            PROVISION FOR LOAN LOSSES         2,629       2,392       5,417       4,698

NON-INTEREST INCOME
   Service charges on deposit accounts                          216         158         405         284
   Other income                                                 785         442       1,428         696
   Gain on investment securities                                  0           0           0           0
                                                          ---------   ---------   ---------   ---------
                 TOTAL NON-INTEREST INCOME                    1,001         600       1,833         980

NON-INTEREST EXPENSE
   Salaries and employee benefits                             1,336       1,084       2,675       1,975
   Occupancy and equipment                                      506         326         996         643
   Other                                                        896         670       1,743       1,282
                                                          ---------   ---------   ---------   ---------
                 TOTAL NON-INTEREST EXPENSE                   2,738       2,080       5,414       3,900
                                                          ---------   ---------   ---------   ---------

                           INCOME BEFORE INCOME TAXES           892         912       1,836       1,778

PROVISION FOR INCOME TAXES                                      285         345         641         671
                                                          ---------   ---------   ---------   ---------

                                           NET INCOME     $     607   $     567   $   1,195   $   1,107
                                                          =========   =========   =========   =========



                      NET INCOME PER SHARE      Basic     $    0.08   $    0.08   $    0.15   $    0.15
                                                          =========   =========   =========   =========

                                              Diluted     $    0.07   $    0.07   $    0.15   $    0.14
                                                          =========   =========   =========   =========


Weighted-average number of shares outstanding   Basic     7,940,297   7,336,595   7,845,051   7,335,549
                                                          =========   =========   =========   =========
                                              Diluted     8,228,802   7,682,387   8,191,628   7,776,650
                                                          =========   =========   =========   =========

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                        SOUTHERN COMMUNITY BANK AND TRUST
                          (IN THOUSANDS, EXCEPT SHARES)


                                                                                                       Accumulated
                                                                             Additional   Retained       Other           Total
                                                       Number     Common      Paid-in     Earnings    Comprehensive  Stockholders'
                                                     of Shares     Stock      Capital     (Deficit)      Income         Equity
                                                     ---------   ---------   ----------   ---------   -------------  ------------
Balance January 1, 2000                              6,657,362   $  16,643   $   14,251   $   1,139    $     (267)    $   31,766

Comprehensive income
   Net Income                                                                                 1,107                        1,107

   Change in unrealized gain (loss)
      on available-for-sale securities                                                                        (21)           (21)
                                                                                                                      ----------

   Total comprehensive income                                                                                              1,086

Exercise of stock options and other sales of stock      13,854          35           32                                       67
                                                     ---------   ---------   ----------   ---------    ----------     ----------


Balance June 30, 2000                                6,671,216   $  16,678   $   14,283   $   2,246    $     (288)    $   32,919
                                                     =========   =========   ==========   =========    ==========     ==========


Balance January 1, 2001                              7,595,979   $  18,990   $   15,766   $   1,883    $      311     $   36,950

Comprehensive income
   Net Income                                                                                 1,195                        1,195

   Change in unrealized gain (loss)
      on available-for-sale securities                                                                        215            215
                                                                                                                      ----------

   Total comprehensive income                                                                                              1,410

Sale of common stock                                   344,118         860        1,951                                    2,811

Exercise of stock options and other sales of stock         200           1            1                                        2
                                                     ---------   ---------   ----------   ---------    ----------     ----------


Balance June 30, 2001                                7,940,297   $  19,851   $   17,718   $   3,078    $      526     $   41,173
                                                     =========   =========   ==========   =========    ==========     ==========

                            STATEMENTS OF CASH FLOWS
                        SOUTHERN COMMUNITY BANK AND TRUST
                                 (IN THOUSANDS)




                                                                             Six months ended June 30
                                                                              2001              2000
                                                                            --------          --------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net Income                                                               $  1,195          $  1,107
   Adjustments to reconcile Net Income to cash:
      Depreciation and amortization                                              482               261
      Provision for loan losses                                                  875               760
      Decrease (Increase) in other assets                                     (3,113)           (1,295)
      Increase (Decrease) in accrued expenses and other liabilities             (484)              588
                                                                            --------          --------
   Total Adjustments                                                          (2,240)              314
                                                                            --------          --------
   NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES                           (1,045)            1,421

CASH FLOWS FROM INVESTING ACTIVITIES
   Decrease (Increase) in federal funds sold                                  18,051            (7,488)
   Purchase of investment securities                                         (30,000)           (4,829)
   Purchase of other investments                                              (1,311)             (193)
   Proceeds from maturities of investment securities                           6,524             1,186
   Net increase in loans from originations and repayments                    (35,284)          (44,775)
   Purchase of bank premises and equipment                                    (1,537)           (2,255)
                                                                            --------          --------
   NET CASH USED BY INVESTING ACTIVITIES                                     (43,557)          (58,354)

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in deposits                                                   30,851            48,851
   Net increase in federal funds purchased                                         0            (2,500)
   Increase (Decrease) in other interest bearing debt                         14,000             6,000
   Net proceeds from issuance of common stock                                  2,813                67
                                                                            --------          --------
   NET CASH PROVIDED BY FINANCING ACTIVITIES                                  47,664            52,418
                                                                            --------          --------

   NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                        3,062            (4,515)

   CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                             11,197            11,736
                                                                            --------          --------

   CASH AND CASH EQUIVALENTS, END OF PERIOD                                 $ 14,259          $  7,221
                                                                            ========          ========

NOTES TO FINANCIAL STATEMENTS
SOUTHERN COMMUNITY BANK AND TRUST


(1)      Basis of Presentation

         In management's opinion, the financial information, which is unaudited, reflects all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial information as of and for the periods ended June 30, 2001 and 2000, in conformity with generally accepted accounting principles. Operating results for the three and six months ended June 30, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001.

         The organization and business of Southern Community Bank and Trust (the "Bank"), accounting policies followed by the Bank and other information are contained in the notes to the financial statements filed as part of the Bank's 2000 annual report on Form 10-K. This quarterly report should be read in conjunction with such annual report.


(2)      Investment Securities

         Following is a summary of the cost and market value of the investment portfolio at each of the balance sheet dates presented (in thousands):

                                       June 30      December 31     June 30
                                         2001           2000         2000
                                      ---------     -----------    ---------
         HELD TO MATURITY
           Amortized Cost             $  47,433      $  20,244     $  13,850
           Market Value                  47,252         20,419        13,571
                                      ---------      ---------     ---------
           Unrealized Gain (Loss)     $    (181)     $     175     $    (279)
                                      =========      =========     =========

         AVAILABLE FOR SALE
           Amortized Cost             $  33,919      $  37,633     $  26,354
           Market Value                  34,776         38,140        25,884
                                      ---------      ---------     ---------
           Unrealized Gain (Loss)     $     857      $     507     $    (470)
                                      =========      =========     =========


(3)      Loans

         Following is a summary of loans at each of the balance sheet dates presented (in thousands):

                                                  June 30     December 31     June 30
                                                   2001         2000           2000
                                                 ---------    -----------    ---------
         Real Estate Mortgage - Residential      $  92,895     $  84,280     $  74,345
                              - Construction        54,402        52,800        40,675
                              - Commercial          74,341        59,410        53,392
         Commercial and Industrial                  69,405        60,280        54,325
         Individuals                                26,005        25,391        22,323
                                                 ---------     ---------     ---------
                                    Total        $ 317,048     $ 282,161     $ 245,060
                                                 =========     =========     =========

         Undisbursed commitments under outstanding lines of credit aggregated approximately $90.1 million at June 30, 2001, with standby letters of credit outstanding of $2.9 million.

NOTES TO FINANCIAL STATEMENTS
SOUTHERN COMMUNITY BANK AND TRUST


(4)      Interest Bearing Deposits

         Following is a summary of interest bearing deposits at each of the balance sheet dates presented (in thousands):

                                                  June 30    December 31    June 30
                                                    2001         2000         2000
                                                 ---------   -----------   ---------
         Interest Checking                       $  43,514    $  25,060    $  13,192
         Money Market Accounts                      40,273       41,680       32,552
         Time Deposits of less than $100,000       148,871      169,278      129,714
         Time Deposits of $100,000 or more         109,498       76,090       69,901
                                                 ---------    ---------    ---------
                                    Total        $ 342,156    $ 312,108    $ 245,359
                                                 =========    =========    =========

(5)      Non-interest Income

         The major components of other non-interest income in each of the periods are as follows (in thousands):

                                              Three months ended    Six months ended
                                                   June 30               June 30
                                               2001       2000       2001       2000
                                              ------     ------     ------     ------
         Mortgage loan origination fees       $  311     $  148     $  529     $  247
         Stock brokerage fees                     38         99         67        180
         SBIC management fees                    138        145        287        175
         Gain on derivative                      193          0        383          0
         Other                                   105         50        162         94
                                              ------     ------     ------     ------
                                    Total     $  785     $  442     $1,428     $  696
                                              ======     ======     ======     ======


(6)      Earnings Per Share

         Basic net income per share is computed based on the weighted average number of shares outstanding during the period. Diluted net income per share includes the effect, when dilutive, of stock options outstanding during the period.

                                     PART I


                                     ITEM 2
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


                     MATERIAL CHANGES IN FINANCIAL CONDITION

Since year end 2000, there have been no material changes in the financial condition of the Bank, although rapid growth in both loans and deposits has continued to be experienced. From inception, the Bank has aggressively followed its business plan objectives of serving the banking needs of small businesses, consumers, and residential home builders. To fund loan demand, Bank management has emphasized increasing deposits, and maintaining a position of high liquidity. The growth in deposits has been principally in time deposits. Generally, the Bank's liquidity has been maintained principally in the form of Federal funds sold and investment securities available for sale. This has been supplemented by borrowing from the Federal Home Loan Bank. During the second quarter of 2001, to partially offset the effect of declining rates, the Bank used available Federal funds sold and increased short-term borrowing from the Federal Home Loan Bank to purchase $30 million of fixed-rate investment securities.


                    MATERIAL CHANGES IN RESULTS OF OPERATIONS

The Bank's results of operations for the first half and second quarter of 2001 compared to 2000, show material increases in all income and expense categories. These changes result primarily from growth in interest earning assets and interest bearing liabilities, growth in the number of customers served, and increased operating expenses associated with new branches and services, as well as additional personnel in support functions. During the first quarter of 2000, the Bank began receiving fees for managing an SBIC venture capital firm.

During the first quarter of 2001, the Bank's net interest income began being negatively impacted by the sharp decline in interest rates. This trend has continued throughout the second quarter. The Bank's net interest spread has declined from 3.02% at December 31,2000 to 2.60% at June 30,2001. During this time period, the negative impact was partially offset by the gain on a derivative contract purchased during the latter part of 2000. That contract was terminated in the second quarter 2001.


                                     ITEM 3
           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

There have been no material changes in the quantitative and qualitative disclosures about market risks as of June 30, 2001 from that presented in the Bank's annual report on Form 10-K for the year ended December 31, 2000.

                                     PART II


                                     ITEM 6
                        EXHIBITS AND REPORTS ON FORM 8-K


A report on Form 8-K, dated April 27, 2001, was filed May 9, 2001 reporting the results of the shareholder vote at the annual shareholder meeting on April 26, 2001.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                           SOUTHERN COMMUNITY BANK AND TRUST



  8/08/2001                  /s/  F. Scott Bauer
-----------------          ----------------------------------------------------
Date                       F. Scott Bauer
                           President and Chief Executive Officer


  8/08/2001                  /s/  Richard M. Cobb
-----------------          ----------------------------------------------------
Date                       Richard M. Cobb
                           Executive Vice President and Chief Financial Officer